EXHIBIT 99.2
ASHWORTH                   Contact:         Gerald W. Montiel - Chairman
NEWS RELEASE                           (760) 929-6100
                                       Randall L. Herrel, Sr. -
President & CEO
                                       (760) 929-6142
                                       John Newman - CFO
                                       (760) 929-6101
For Immediate Release
ASHWORTH, INC. APPROVES ADOPTION OF
STOCKHOLDER RIGHTS PLAN

CARLSBAD, CA_September 30, 1998_ASHWORTH, INC. (Nasdaq: ASHW) today announced that its Board of Directors has approved the adoption of a stockholder rights plan.

In announcing the plan, Ashworth's Board of Directors said, "The rights plan is intended to give the Board of Directors and management sufficient time to evaluate and respond to any proposed change in control transaction and to prevent an acquirer from gaining control of Ashworth without offering a fair price to all of Ashworth's stockholders. The plan is not intended to prevent a transaction on terms that are fair to and in the best interest of all stockholders." The board believes Ashworth's shares are undervalued in the current market, but that the plan was not adopted in response to any specific takeover threat.

The rights plan provides for the distribution to Ashworth's stockholders of one Right for each share of Common Stock outstanding at the close of business on the October 11, 1998 record date and each share issued thereafter. The Rights will initially not be exercisable, but upon the occurrence of certain takeover-related events, the holders of the Rights (other than the acquiring person or group) would, under certain circumstances, have the right to purchase additional shares of Ashworth stock (or, in some cases, of the acquiring entity) at a discount to the then market price. The rights can be redeemed by Ashworth for $.001 at any time, and will otherwise expire on October 5, 2008. The trigger threshold for the plan was set at 15% and the exercise price for the plan was set at $40. Further details regarding the rights plan will be provided to stockholders in a forthcoming letter.

Ashworth, Inc. is a Southern California-based designer and manufacturer of golf-inspired lifestyle for men, women and young men sportswear distributed domestically and internationally in golf pro shops, resorts and upscale department and specialty stores.